Exhibit 99.1
       Contact: Robert E. Wheaton
   President, CEO
   Star Buffet, Inc.
       (480) 425-0397

       FOR IMMEDIATE RELEASE:  Thursday, September 29, 2011

STAR BUFFET, INC. FILES FOR PROTECTION UNDER
CHAPTER 11 TO RESTRUCTURE OPERATIONS

SCOTTSDALE, AZ – September 29, 2011– Star Buffet, Inc. (STRZ:PK)  announced today that  the company, along with its wholly-owned Summit Family Restaurants Inc. subsidiary, has filed for a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court in the state of Arizona (“Bankruptcy Court”).  The company will continue to operate in the ordinary course of business as “debtor-in-possession” under jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.  No other subsidiaries of the company are impacted by this filing.

The decision to file bankruptcy was reached after the company was unable to agree on terms for payment of a $723,489.02 judgment against the company.  The company plans to appeal the judgment.  Additionally, although the company is profitable and has significant equity in its real estate portfolio, it has been unable to refinance current mortgage obligations or a Wells Fargo secured credit facility due in January, 2012.

The company’s consolidated balance sheet as of August 15, 2011 showed assets of $22.4 million and liabilities of $21.4 million.  For the last fiscal year, the company had annual revenues of approximately $53.0 million.  At the time of the filing, the company was current in its payment obligations on its $5.6 million Wells Fargo secured credit facility and $5.4 million in mortgage loans. The company believes that cash flow from operations will provide it and its subsidiaries with sufficient liquidity to meet their post-petition obligations and maintain normal operations.  The company plans to aggressively pursue its planned exit financing strategy.

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the company's acquisition and strategic alliance strategy, the effect of the company's accounting policies and other risks detailed in the company's Form 10-K for its fiscal year ended January 25,  2010 and other filings with the Securities and Exchange Commission. Copies of all of the company's filings with the SEC are available to the public on the SEC's web site at http://www.sec.gov. The company undertakes no obligation to update any forward-looking statements.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of September 29, 2011, Star Buffet, through its subsidiaries, operates seven 4B’s restaurants, seven JB’s restaurants, four Barnhill’s Buffet restaurants, three K-BOB’S Steakhouses, two HomeTown Buffets, one Casa Bonita Mexican theme restaurant, one Whistle Junction restaurant, one BuddyFreddys restaurant, one Western Sizzlin restaurant, one Holiday House restaurant, one JJ North’s Grand Buffet, one Pecos Diamond Steakhouse and one Bar-H Steakhouse.

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